Exhibit 99

                                 NEWS RELEASE

                           SUPER FOOD SERVICES, INC.

SUBJECT:    Lawsuit Against Albertson's Inc.

FOR:        Immediate Release

For additional information contact:  Jack Twyman/John Demos

      DAYTON, OHIO---SUPER FOOD SERVICES, INC., (NYSE:SFS) Jack Twyman, Chairman of the Board and Chief Executive Officer of Super Food Services, Inc., announced today that in a previously reported action in the Circuit Court for the Ninth Judicial Circuit of Florida, the Court on March 31, 1994 granted Albertson's motion for summary judgment on Count 4 of the Company's Second Amended Com-plaint relating to the breach by Albertson's, Inc., of a settlement agreement for the purchase by Albertson's, Inc., of the assets of the Company's Florida Division. On March 25, 1994, the Company and Albertson's entered into a joint stipulation to the entry of a final judgment as to Counts 1, 2 and 3 of the Company's Second Amended Complaint relating to the breach by Albertson's of a requirements contract with the Company. The Company agreed to enter into a joint stipulation on Counts 1, 2 and 3 of the Second Amended Complaint after the Court denied Albertson's summary judgment motion on these counts but ruled that if a requirements contract existed between the parties, the contract was terminable by either party upon reasonable notice and that the issue to be tried would be limited to whether Albertson's notice of termination was reasonable, which the Company did not allege as an issue in the lawsuit.

      Mr. Twyman commented that the Company's management was aston-ished with the findings of the Court and that the Company intends to appeal from the agreed final judgment on Counts 1, 2 and 3 on the ground that the requirements contract between the parties was not terminable upon reasonable notice but terminable only for cause. Mr. Twyman further commented that the Company also intends to appeal Count 4. It is the opinion of special counsel for the Company handling this case that the findings of the Court are clearly erroneous as a matter of law and should be reversed on appeal and that the issues in the lawsuit will ultimately be resolved in the Company's favor.










                                                                             3